Filed Pursuant to Rule 433

Registration No. 333-227790

Federal Life revises prospectus

RIVERWOODS, IL, December 3, 2018 –Federal Life Group, Inc. (“FLG”). has revised the prospectus forming a part of registration statement number 333-227790 filed with the Securities and Exchange Commission to add the following additional disclosure regarding Insurance Capital Group, LLC, its standby investor:

Insurance Capital Group, LLC (“ICG”) has informed us that it is in discussions with Bain Capital, LP concerning the possibility of one or more of its affiliates providing financing to ICG as it completes the transactions contemplated by the standby purchase agreement described in the Federal Life Group Inc. Registration Statement on Form S-1, filed as of October 11, 2018.  ICG has further informed us that as a result of the possible financing, Bain Capital or one of its affiliates may ultimately acquire, with any such acquisition(s) being subject to prior regulatory approval, common equity interests in ICG.  Following the consummation of the Conversion and Offering,  the board of directors of Federal Life Group Inc. may elect to consider having the company enter into an investment advisory agreement with an affiliate or affiliates of Bain Capital.

Forward Looking Statements

The prospectus contains “forward looking statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Forward-looking statements include, but are not limited to statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may” “expects”, “should”, “believes”, “anticipates:, “estimates” “intends”, or similar expressions. In addition, statements that refer to our future characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic, and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Consequently, such forward-looking statements should be regarded solely as our current plans, estimates, and beliefs with respect to, among other things, future events and financial performance. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligations to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Free Writing Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You can access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 610-205-6005. The prospectus is also available on Federal Life Group’s web site at www.federallife.com.

About Federal Life Insurance Company

FLIC is an independently operated provider of quality life insurance and annuity products, incorporated in 1899. FLIC is headquartered in Riverwoods, Illinois, a suburb approximately thirty miles north of Chicago. FLIC is proud of its longstanding tradition of financial strength and stability and serves over 28,000 policyholders. www.federallife.com

About Insurance Capital Group

ICG is an opportunistic holding company which acquires and makes investments in insurance companies in targeted sectors with a focus on sponsored demutualizations and other complex conversion transactions. ICG’s objective is to create long term shareholder value as measured by growth in tangible book value through the ownership and oversight of our insurance company investments. www.insurancecap.com